EXHIBIT 23.1






CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
INTERFERON SCIENCES, INC.


We consent to incorporation by reference in the Registration Statement (No. 33-64921) on Form S-3 and the Registration Statement (No. 33-30209) on Form S-8 of Interferon Sciences, Inc. of our report dated February 16, 1996 relating to the consolidated balance sheets of Interferon Sciences, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Interferon Sciences, Inc.

                                       KPMG Peat Marwick LLP


New York, New York
March 21, 1996